Registration No. 333-
As filed with the Securities and Exchange Commission July 23, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hanmi Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	95-4788120
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

900 Wilshire Boulevard, Suite 1250
Los Angeles, California 90017
(Address of Principal Executive Offices)

Hanmi Financial Corporation 2021 Equity Compensation Plan
(Full Title of the Plan)

Copies to:

Bonita I. Lee	Scott A. Brown, Esquire
President and Chief Executive Officer	Beverly White, Esquire
Hanmi Financial Corporation	Luse Gorman, PC
900 Wilshire Boulevard, Suite 1250	5335 Wisconsin Ave., N.W., Suite 780
Los Angeles, California 90017	Washington, DC 20015-2035
(213) 382-2200	(202) 274-2000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer ◻	Accelerated filer ⌧
Non-accelerated filer ◻ (Do not check if a smaller reporting company)	Smaller reporting company ◻
Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻
CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	1,200,000	$16.99(2)	$20,388,000	$2,225

_________________________
(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Hanmi Financial Corporation 2021 Equity Compensation Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Hanmi Financial Corporation pursuant to 17 C.F.R. Section 230.416(a).

(2)	Determined pursuant to 17 C.F.R. Section 230.457(h)(1) and 230.457(c) under the Securities Act.

_________________________

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. § 230.462.

INTRODUCTION

Hanmi Financial Corporation (the “Company”) has filed this Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “Commission”) to register 1,200,000 shares of the Company’s common stock, $0.001 par value per share, issuable pursuant to the Hanmi Financial Corporation 2021 Equity Compensation Plan (the “2021 Plan”), and such indeterminate number of shares as may become available under the 2021 Plan as a result of the adjustment provisions thereof. The 2021 Plan was approved and adopted at the Company’s 2021 Annual Meeting of Stockholders held on May 26, 2021.

PART I.
Items 1 and 2.  Plan Information and Registrant Information and Employee Plan Annual Information
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Plan as specified by Rule 428(b) promulgated by the Commission under the Securities Act.
Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II.
Item 3.  Incorporation of Documents by Reference
The following documents previously filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):
(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (File No. 000-30421), filed with the Commission on March 1, 2021;
(2) The information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on April 16, 2021;
(3) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (File No. 000-30421), filed with the Commission on May 10, 2021.
(4) The Company’s Current Reports on Form 8-K filed on January 28, 2021, January 28, 2021, April 29, 2021 and May 27, 2021; and
(5) The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on April 21, 2000 (File No. 000-30421), as updated by the description of our common stock contained in Exhibit 4.7 to the Form 10-K for the fiscal year ended December 31, 2019 (File No. 000-30421), filed with the Commission on March 2, 2020, and including any subsequent amendments or reports filed for the purpose of updating such description.
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.

Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.
All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.
Item 4.  Description of Securities
Not applicable.
Item 5.  Interests of Named Experts and Counsel
None.
Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.
Any such indemnification and advancement of expenses provided under Section 145 shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
Section 102 of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transactions from which the director derived an improper personal benefit.

Articles X and XI in the amended and restated certificate of incorporation of the Company provides that the Company will indemnify its directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to the Company or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law.
Article VII of our second amended and restated bylaws provides that we shall indemnify our officers and directors and that we may indemnify our employees and agents in substantially the same manner as provided by Sections 102 and 145 of the General Corporation Law of the State of Delaware. Article VII of our amended and restated bylaws also provides that we may purchase and maintain insurance covering certain liabilities of our officers and directors and to ensure the performance of our indemnification obligations as described above.
Hanmi Financial has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law.
The Company has a provided insurance pursuant to which our officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.
Regulation S-K Exhibit Number	Document

4.1
Specimen Stock Certificate representing Hanmi Financial Corporation Common Stock (incorporated by reference herein from Exhibit 4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (File No. 000-30421), filed with the SEC on March 16, 2011).

5	Opinion of Luse Gorman, PC

10.1
Hamni Financial Corporation 2021 Equity Compensation Plan (Incorporated by reference to Annex A to the proxy statement for the Annual Meeting of Stockholders of Hanmi Financial Corporation (File No. 000-30421), filed by the Company under the Exchange Act on April 16, 2021).

23.1	Consent of Luse Gorman, PC (contained in Exhibit 5)

23.2	Consent of Crowe LLP (Independent Registered Public Accounting Firm)

23.3	Consent of KPMG LLP (Independent Registered Public Accounting Firm)

24.1	Power of Attorney (contained on signature page)

Item 9.  Undertakings
The undersigned registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
 (i)  to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fees” table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;
4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on this 23rd day of July, 2021.
HANMI FINANCIAL CORPORATION
By:	/s/ Bonita I. Lee
Bonita I. Lee
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Hanmi Financial Corporation (the “Company”) hereby severally constitute and appoint Bonita I. Lee, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Bonita I. Lee may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be issued under the Hanmi Financial Corporation 2021 Equity Compensation Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Bonita I. Lee shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.
Signatures	Title	Date

/s/ Bonita I. Lee	President, Chief Executive Officer and	July 23, 2021
Bonita I. Lee	Director (Principal Executive Officer)

/s/ Romolo C. Santarosa	Senior Executive Vice President and	July 23, 2021
Romolo C. Santarosa	Chief Financial Officer (Principal Financial Officer)

/s/ Patrick Carr	Senior Vice President and Chief	July 23, 2021
Patrick Carr	Accounting Officer (Principal Accounting Officer)

/s/ John J. Ahn	Chairman of the Board	July 23, 2021
John J. Ahn

Signatures	Title	Date

Director
Kiho Choi

/s/ Christine K. Chu	Director	July 23, 2021
Christine K. Chu

/s/ Harry H. Chung	Director	July 23, 2021
Harry H. Chung

/s/ David L. Rosenblum	Director	July 23, 2021
David L. Rosenblum

/s/ Thomas J. Williams	Director	July 23, 2021
Thomas J. Williams

/s/ Michael M. Yang	Director	July 23, 2021
Michael M. Yang

/s/ Scott R. Diehl	Director	July 23, 2021
Scott R. Diehl

/s/ Gideon Yu	Director	July 23, 2021
Gideon Yu